Exhibit 3.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
FOR NEVADA PROFIT CORPORATIONS
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.  Name of corporation:
NuMobile, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3.  The class or series of stock being amended:
Class A Preferred Stock

4.  By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
See attached.

5.  Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6.  Signature (required)

x  J. D. Tilton, Jr.  CEO/Pres
Signature of Officer

FILING FEE:  $175.00

IMPORTANT:  Failure to include any of the above information and submit with proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

NuMobile, Inc.

Certificate of Amendment
of
Certificate of Designation
of
Class A Preferred Stock

All accrued and unpaid dividends payable to the holder(s) of the Class A Preferred Stock as of the date of the filing of this Certificate of Amendment are hereby eliminated.

Section 1 of the certificate of designation is hereby deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

Section 1. Reserved.

Section 9 is hereby added to the Certificate of Designation:

Notwithstanding anything to the contrary in this Certificate of Designation, the holder(s) of Class A Preferred Stock shall have the right to vote on any matter with holders of common stock voting together as one class. The holder(s) of Class A Preferred Stock shall have that number'of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any regular or special meeting of the shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Nevada law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.